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                                                                    Exhibit 5.2



               [Letterhead of The Goodyear Tire & Rubber Company]



                                   May 4, 2006



The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio  44316-0001

Ladies and Gentlemen:

            I am the Senior Vice President, General Counsel and Secretary of The Goodyear Tire & Rubber Company, an Ohio corporation (the "Company"), and am rendering the opinion set forth below in connection with the filing by the Company of a registration statement on Form S-3 (the "Registration Statement"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on the date hereof, relating to the resale by certain selling securityholders of (i) up to $278,743,000 aggregate principal amount of the Company's 4.00% Convertible Senior Notes due 2034 (the "Notes") issued under the Indenture, dated as of July 2, 2004 (the "Indenture"), among the Company and Wells Fargo Bank, N.A., as trustee (the "Trustee"), and (ii) shares of the Company's common stock, without par value (the "Shares"), issuable upon conversion of the Notes.

            I, or members of my staff, have reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals. I have assumed further that the Notes have been issued in the form prescribed by the Indenture, that the Notes have been duly authenticated by the Trustee as provided in the Indenture and that the Trustee has duly authorized, executed and delivered the Indenture.

            I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

            Based upon the foregoing, and subject to the qualifications set forth herein, I am of the opinion that:

            1. The Shares initially issuable upon conversion of the Notes have been duly authorized and, when issued and delivered upon conversion of Notes in accordance with the terms of the Indenture, will be legally issued, fully paid and nonassessable.



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May 4, 2006
Page 2



            2. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Ohio and the Company has the power and authority to execute and deliver the Notes and the Indenture.

            3. The Company has duly authorized, executed and delivered the Notes and the Indenture.

            I am a member of the bar of the State of New York. I am registered for corporate status in the State of Ohio. In rendering the foregoing opinion, the examination of law referred to above has been limited to, and I express no opinions as to matters under or involving any laws other than, the laws of the State of Ohio.

            I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to my name under the heading "Legal Matters" in the Prospectus contained in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.


                                                      Very truly yours,

                                                      /s/ C. Thomas Harvie
                                                      ------------------------
                                                      C. Thomas Harvie